Exhibit 10.3

Execution Copy

ASCENT SOLAR TECHNOLOGIES, INC.

2008 RESTRICTED STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of August 3, 2009 (the “Date of Grant”) between ASCENT SOLAR TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and Farhad Moghadam (the “Grantee”).

Background Information

A. The Board of Directors (the “Board”) and shareholders of the Company previously adopted the Ascent Solar Technologies, Inc. 2008 Restricted Stock Plan (the “Plan”).

B. The Plan provides that the Committee shall have the discretion and right to grant Restricted Stock Units (“RSUs”) to any Eligible Employees or Directors of the Company, subject to the terms and conditions of the Plan and any additional terms provided by the Committee. The Committee has made or will make a grant of RSUs to the Grantee as of the Date of Grant pursuant to the terms of the Plan and this Agreement.

C. In cases where the Committee has determined that the vesting of the RSUs is subject to certain performance targets set forth in Section 5(d) of the Plan, the Compensation Committee of the Board (the “Compensation Committee”) has determined that it is desirable for compensation delivered pursuant to such RSUs to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, and the Compensation Committee has determined that Section 5(d) of the Plan should be applicable to the RSUs described in Section 2(b) below.

D. The Grantee desires to accept the grant of RSUs and agrees to be bound by the terms and conditions of the Plan, this Agreement and his Amended and Restated Executive Employment Agreement dated as of August 3, 2009 (the “Employment Agreement”).

E. Unless otherwise defined or indicated herein, capitalized terms in this Agreement shall have the same meanings defined in the Plan.

Subject to the provisions of the Employment Agreement, the parties agree as follows:

Agreement

1. Restricted Stock Unit. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee one hundred ten thousand (110,000) RSUs covering shares of Common Stock as of the Date of Grant. The extent to which the RSUs become vested and nonforfeitable shall be determined in accordance with the provisions of Sections 2, 3 and 4 of this Agreement.

RSU Award Agreement Farhad Moghadam	1

Execution Copy

2. Vesting. Except as may be otherwise provided elsewhere this Agreement, the Grantee’s rights and interest in the RSUs shall become vested and nonforfeitable as follows:

(a) Time-Based Vesting. Seventy-five thousand (75,000) of the RSUs shall be subject to time-based vesting according to the following schedule:

Date	Number Vested
Date of Grant	20,000
Second Anniversary of Date of Grant	20,000
Third Anniversary of Date of Grant	15,000
Fourth Anniversary of Date of Grant	20,000

(b) Performance-Based Vesting. Thirty-five thousand (35,000) of the RSUs shall be subject to performance-based vesting and the satisfaction of specified performance criteria (the “Performance Criteria”) to be jointly determined in good faith by the Grantee and the Compensation Committee by December 31, 2009. Up to fifteen thousand (15,000) of these RSUs shall vest on the third anniversary of the Date of Grant, and up to another twenty thousand (20,000) of these RSUs shall vest on the fourth anniversary of the Date of Grant, in both cases the vested amount to be determined by the Compensation Committee upon evaluation of the Grantee’s performance relative to the Performance Criteria. The applicable RSUs shall become vested and non-forfeitable upon written certification by the Compensation Committee that the corresponding Performance Criteria have been satisfied, provided the Grantee’s Continuous Status as an Employee or Consultant has not terminated more than thirty (30) days prior to the date and time of the Compensation Committee’s certification. Any determination as to whether or not and to what extent the Performance Criteria have been satisfied shall be made by the Compensation Committee in its sole and absolute discretion and shall be final, binding and conclusive on all persons, including, but not limited to, the Company and the Grantee. The Grantee shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Grantee, adversely affects the ability of the Grantee to satisfy the Performance Criteria or in any way prevents the satisfaction of the Performance Criteria.

3. Change in Control. Notwithstanding anything in the Plan or elsewhere in this Agreement to the contrary:

(a) Definitions.

i.	“Change of Control” is defined in the Employment Agreement.

ii.	“Cause” is defined in the Employment Agreement.

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Execution Copy

(b) Acceleration of Vesting. Upon occurrence of a Change of Control, any RSUs outstanding and held by the Executive as of the date of such Change of Control will vest in full as to 100% of the unvested portion of the award.

(c) Limitation on Payments. Notwithstanding anything herein to the contrary, in the event of a Change of Control, in no event shall the Executive be entitled to receive any amount which would result in the imposition of tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar state tax (collectively, the “Excise Tax”). In such a case, any payment due to the Executive shall automatically be reduced to the maximum amount that may be received by the Executive that will not trigger any Excise Tax.

4. Termination of Employment Without Cause. If the Executive is terminated by the Company without Cause pursuant to Section 5(b) of the Employment Agreement, and the Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company and Executive) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date or such earlier date required by the release agreement, the Company will cause any RSUs which would vest based on time during that the twelve month period after the date of termination to vest and become exercisable on the termination date.

5. Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, pledge or hypothecation of all or any portion of the RSUs, whether outright or as security, with or without consideration, voluntary or involuntary. Any transfer, pledge or hypothecation not made in accordance with this Agreement shall be deemed null and void.

6. Settlement of Vested Restricted Stock Units. Subject to Section 7 below, as soon as administratively feasible after the date of vesting of a Restricted Stock Unit, but no later than 2 and 1/2 months after the last day of the calendar year in which the vesting occurs, the Committee shall cause to be delivered to the Grantee the equivalent number of shares of Common Stock or cash, or a combination of both, as determined by the Committee in its sole discretion.

7. Tax Consequences. Upon the occurrence of a vesting event specified in Sections 2, 3 or 4 above, the Grantee must satisfy the federal, state, local or foreign income and social insurance withholding taxes imposed by reason of the vesting of the RSUs. In the case of a Grantee who is an employee: (i) upon grant of RSUs, the Grantee shall make an election with respect to the method of satisfaction of such tax withholding obligation in accordance with procedures established by the Administrator; and (ii) unless the Grantee delivers to the Company or its designee within five (5) days after the occurrence of the vesting event specified in Sections 2, 3 or 4 above a certified check payable in the amount of all tax withholding obligations imposed on the Grantee and the Company by reason of the vesting of the RSUs, the Grantee’s actual number of shares of Common Stock shall be reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the vesting date, is sufficient to satisfy the amount of such tax withholding obligations.

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Execution Copy

8. No Effect on Employment. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement.

9. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

10. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns.

11. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

12. Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

13. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

14. Additional Acknowledgements. By their signatures below, the Grantee and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan and this Agreement. Grantee has had an opportunity to request a copy of the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee made in accordance with the terms of the Plan and this Agreement upon any questions relating to the Plan and this Agreement.

15. Incorporation of Plan by Reference. These RSUs are granted in accordance with the terms and conditions of the Plan, the terms of which are incorporated in this Agreement by reference, and this Agreement shall in all respects be interpreted in accordance with the Plan.

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Execution Copy

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Date of Grant set forth above.

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Gary Gatchell

Print Name:	Gary Gatchell

GRANTEE
/s/ Farhad Moghadam

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